Exhibit 99.1

China Jo-Jo Drugstores Announces First Quarter Financial Results

Posts Record First Quarter Revenue of $15.2 Million, Gross Profit of $4.6 Million and $3.0 Million Operating Income for Three Months ended June 30, 2010

To Host Conference Call at 8AM ET on Wednesday August 18, 2010

HANGZHOU, China--(BUSINESS WIRE)--August 16, 2010--China Jo-Jo Drugstores, Inc. (NASDAQ:CJJD) ("Jo-Jo Drugstores" or the "Company"), which operates a retail pharmacy chain in the People’s Republic of China (the “PRC”), today reported its financial results for the fiscal quarter ended June 30, 2010.

Fiscal First Quarter ended June 30, 2010 Highlights

  Revenues increased by 30.2% period over period to $15.2 million
  Gross Profit increased by 52.6% period over period to $4.6 million
  Operating income increased by 38.3% period over period to $3.0 million

“Our first quarter for our fiscal year ending March 31, 2011 was significant for us,” stated Dr. Lei Liu, the Company’s Chairman and CEO, “We completed a $17.5 million financing during the quarter and achieved our highest first quarter revenues, gross profit and operating income to date. We now operate 42 retail drugstores in Zhejiang Province and are closer to our goal of having 60 drugstores in Zhejiang Province by March 31, 2011.”

Dr. Liu further commented, “Another milestone for us was that we are the first non-state-owned enterprise in Zhejiang Province to be able to sell pharmaceutical products online. The online drugstore will not be an immediate revenue generator for us, but over the long term we will use this to further establish our presence throughout Zhejiang Province.”

For the Three Months Ended June 30, 2010 and 2009

Revenue. Our revenue increased by $3,525,964 or 30.2% to $15,207,428 for the three months ended June 30, 2010 from $11,681,464 for the three months ended June 30, 2009 due to operating additional store locations. We operated 31 stores as of June 30, 2010, as compared to 19 stores as of June 30, 2009. We anticipate that our overall revenue will continue to increase as we open additional stores.

Gross Profit. Our gross profit increased by $1,590,000 or 52.6% to $4,613,896 for the three months ended June 30, 2010 from $3,023,896 for the three months ended June 30, 2009. Our gross margin increased from 30.3% for the three months ended June 30, 2009 to 25.9% for the three months ended June 30, 2010 as a result of selling more nutritional supplements which have higher profit margins and over-the-counter drugs. We anticipate that our overall gross profit will continue to increase as our sales increase. Additionally, we anticipate that our gross margin will increase as we will be able to obtain better pricing from our suppliers and achieve further economies of scale as a result of purchasing larger quantities of products. We may lower our prices in order to increase sales volume which may have an adverse effect on our gross margins. We presently do not privately label any of our products and are constantly adjusting our product mix to meet customer demand and to maximize our gross margin.

Selling Expenses. Our selling expenses increased by $345,581 or 72.3% to $823,358 for the three months ended June 30, 2010 from $477,777 for the three months ended June 30, 2009. The increase is attributable to operating more store locations in Zhejiang Province. As a percentage of revenue, our selling expenses increased from 4.1% for the three months ended June 30, 2009 to 5.4% for the three months ended June 30, 2010. During the next twelve months, we expect our selling expenses to increase in absolute dollars as a percentage of revenue as we continue to add more store locations in Zhejiang Province.

General and Administrative Expenses. Our general and administrative expenses increased by $408,552 or 111.9% to $773,762 for the three months ended June 30, 2010 from $365,210 for the three months ended June 30, 2009. The increase is attributable to expenses operating as a publicly traded company. As a percentage of revenue our general and administrative expenses increased from 3.1% for the three months ended June 30, 2009 to 5.1% for the three months ended June 30, 2010. During the next twelve months, we expect our general and administrative expenses to increase in absolute dollars and as a percentage of revenue as we continue to establish our brand in Zhejiang Province and operate as a publicly traded company.

Income from Operations. As a result of our increased gross margin offset by increased operating expenses, our income from operations increased by $835,867 or 38.3% to $3,016,776 for the three months ended June 30, 2010 from $2,180,909 for the three months ended June 30, 2009. Our operating margin for the three months ended June 30, 2010 and 2009 was 19.8% and 18.7%, respectively.

As of August 13, 2010 the Company had $13,915,167 in cash and operated 42 stores in Zhejiang Province.

Conference Call Information

The Company will host a conference call to discuss these results on Wednesday, August 18, 2010 8:00 a.m. Eastern time. To participate in the conference call, please dial 877-485-3104 from North America. International participants can access the call by dialing 201-689-8579. Investors may also access a live audio webcast of this conference call under the Investors Relations section of the Company's website at http://www.chinajojodrugstores.com.

A replay of the webcast will be available approximately two hours after the conclusion of the call. The webcast replay will remain available for three months. An audio replay will be made available until August 19, 2010. The audio replay can be accessed by dialing 1-877-660-6853 or 1-201-612-7415 and entering pass-code 355624.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc., through its contractually controlled affiliates Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd., Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine General Partnership, and Hangzhou Jiuzhou Medical & Public Health Service Co., Ltd., operates a retail pharmacy chain in China offering both western and traditional Chinese medicine. The chain currently has 42 stores in Zhejiang Province.

Forward-looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

CHINA JO-JO DRUGSTORES, INC AND SUBSIDIARIES
(FORMERLY KNOWN AS KERRISDALE MINING CORPORATION)
CONSOLIDATED BALANCE SHEETS

	JUNE 30,	MARCH 31,
	2010	2010
	(Unaudited)

ASSETS

CURRENT ASSETS
Cash	$15,774,697	$801,593
Restricted cash	807,941	746,703
Accounts receivable, trade	1,446,093	1,228,294
Inventories	3,963,780	3,770,411
Other receivables	246,484	282,073
Other receivables - related parties	-	-
Advances to suppliers	10,179,812	6,850,240
Advances to supplier - related party	-	-
Other current assets	1,630,603	1,331,167
Total current assets	34,049,410	15,010,481

PROPERTY AND EQUIPMENT, net	1,326,425	1,186,292

OTHER ASSETS:
Long term deposit	2,321,115	2,311,661
Prepaid - noncurrent	5,671,660	5,508,963
Total other assets	7,992,775	7,820,624

Total assets	$43,368,610	$24,017,397

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short term loans	$1,473,000	$880,200
Notes payable	1,587,026	1,464,241
Accounts payable, trade	3,348,229	2,330,317
Other payables	166,488	225,716
Other payables - related parties	880,107	935,000
Taxes payable	1,140,709	1,235,083
Accrued liabilities	439,804	257,091
Total current liabilities	9,035,363	7,327,648

Purchase option derivative liability	344,507	-
Total liabilities	9,379,870	7,327,648

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Common stock; $0.001 par value; 500,000,000 and 250,000,000 shares authorized; 13,500,002 and 10,000,000 shares issued and outstanding as of June 30, 2010 and March 31, 2010, respectively	13,500	10,000
Paid-in capital	15,921,489	877,884
Statutory reserves	1,309,109	1,309,109
Retained earnings	17,007,480	14,855,016
Accumulated other comprehensive loss	(262,838)	(362,260)
Total shareholders' equity	33,988,740	16,689,749

Total liabilities and shareholders' equity	$43,368,610	$24,017,397

CHINA JO-JO DRUGSTORES, INC AND SUBSIDIARIES
(FORMERLY KNOWN AS KERRISDALE MINING CORPORATION)

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(UNAUDITED)
	Three months ended June 30,
	2010	2009
REVENUES	$15,207,428	$11,681,464

COST OF GOODS SOLD	10,593,532	8,657,568

GROSS PROFIT	4,613,896	3,023,896

SELLING EXPENSES	823,358	477,777
GENERAL & ADMINISTRATIVE EXPENSES	773,762	365,210
OPERATING EXPENSES	1,597,120	842,987

INCOME FROM OPERATIONS	3,016,776	2,180,909

OTHER INCOME (EXPENSE), NET	(57,532)	6,635
CHANGE IN FAIR VALUE OF PURCHASE OPTION DERIVATIVE LIABILITY	57,944	-

INCOME BEFORE INCOME TAXES	3,017,188	2,187,544

PROVISION FOR INCOME TAXES	864,724	588,383

NET INCOME	2,152,464	1,599,161

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	99,422	(1,420)

COMPREHENSIVE INCOME	$2,251,886	$1,597,741

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF SHARES	12,653,848	7,900,000

BASIC AND DILUTED EARNING PER SHARE	$0.17	$0.20

CONTACT:
Company Contact:
China Jo-Jo Drugstores, Inc.
Bennet Tchaikovsky, Chief Financial Officer
310-622-4515
bennet@jojodrugstores.com
or
Investor Relations:
Capital Group Communications, Inc.
Mr. Kevin Fickle, 415-332-7200 (English)
Kevin@capitalgc.com